Exhibit 99.3

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

July 17, 2025

The Special Committee of the Board of Directors of Hudson Global, Inc.

53 Forest Avenue

Suite 102 Old Greenwich, CT 06870

RE:

Joint Proxy Statement / Prospectus-Information Statement of Hudson Global, Inc. (“HSON”) and Star Equity Holdings, Inc. (“STRR”), which forms part of Amendment No. 1 to the Registration Statement on Form S-4 of HSON (the “Registration Statement”).

Dear Members of the Special Committee of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated May 21, 2025, to the Special Committee of the Board of Directors of HSON (the “Special Committee”). We understand that HSON has determined to include our opinion in the Joint Proxy Statement/Prospectus of HSON and STRR (the “Joint Proxy Statement/Prospectus”) included in Amendment No. 1 to the above referenced Registration Statement.

Our opinion was provided for the Special Committee (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Joint Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “OPINION OF HUDSON’S FINANCIAL ADVISOR,” “THE MERGER – BACKGROUND OF THE MERGER,” “THE MERGER – RECOMMENDATION OF THE HUDSON BOARD AND ITS REASONS FOR THE MERGER,” “THE MERGER – OPINION OF HUDSON’S FINANCIAL ADVISOR,”and “CERTAIN UNAUDITED PROSPECTIVE FINANCIAL INFORMATION” and to the inclusion of our opinion as Annex B to the Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 1 to the Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.